                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       VANGUARD CELLULAR SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                  [VANGUARD CELLULAR SYSTEMS, INC LETTERHEAD]


April 21, 1997

To the Shareholders of
Vanguard Cellular Systems, Inc.:

       I am pleased to invite you to the Annual Meeting of Shareholders of your Company to be held at 9:30 a.m. on Tuesday, May 20, 1997, at the Company's principal executive offices, 2002 Pisgah Church Road, Greensboro, North Carolina. The Notice of the meeting and a Proxy Statement relating to matters to be considered at the meeting are attached and a proxy card and return envelope are enclosed. In addition to the reelection of certain members of the Board of Directors and ratification of the selection of Arthur Andersen LLP as the Company's independent auditors, the shareholders are being asked to consider and approve the Company's 1997 Employee Stock Purchase Plan and the Company's Amended and Restated 1994 Long-Term Incentive Plan. These proposals are discussed in detail in the enclosed Proxy Statement.

       Whether or not you plan to attend the Annual Meeting, please sign and return the proxy card in the postpaid return envelope so that your vote may be counted.

       Information relating to the Company's activities and operations during the fiscal year ended December 31, 1996, is contained in the Company's Annual Report, which is enclosed.

                                             Sincerely,

                                             /s/ Haynes G. Griffin

                                             Haynes G. Griffin
                                             Chairman

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                        VANGUARD CELLULAR SYSTEMS, INC.


TO THE SHAREHOLDERS OF VANGUARD CELLULAR SYSTEMS, INC.:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of VANGUARD CELLULAR SYSTEMS, INC. will be held at the Company's principal executive offices, 2002 Pisgah Church Road, Greensboro, North Carolina on Tuesday, May 20, 1997, at 9:30 a.m. for the following purposes:

       1. To elect three Class I nominees to the Board of Directors to serve a three-year term until the 2000 Annual Meeting of Shareholders;

       2. To consider and act upon a proposal to approve the Company's 1997 Employee Stock Purchase Plan;

       3. To consider and act upon a proposal to approve the Company's Amended and Restated 1994 Long-Term Incentive Plan;

       4. To ratify appointment of Arthur Andersen LLP as auditors for the present year; and

       5. To consider and act upon any other business that may come before the meeting or any adjournment thereof.

       All shareholders are invited to attend the meeting. Only those shareholders of record as of the close of business on April 4, 1997, shall be entitled to notice of and to vote at the meeting. It is important that your stock be represented at this meeting to assure the presence of a quorum.

       ENCLOSED IS A PROXY CARD WHICH YOU ARE URGED TO SIGN AND RETURN IN THE POSTPAID RETURN ENVELOPE.

                                        By Order of the Board of Directors

                                        /s/ Stephen R. Leeolou

                                        Stephen R. Leeolou
                                        Secretary
April 21, 1997

                        VANGUARD CELLULAR SYSTEMS, INC.

                                PROXY STATEMENT

       This Proxy Statement is furnished to the shareholders of Vanguard Cellular Systems, Inc. (the "Company") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on May 20, 1997. The address of the Company's principal executive offices is 2002 Pisgah Church Road, Greensboro, North Carolina 27455-3314. The approximate date on which this Proxy Statement and the enclosed proxy were first sent or given to shareholders was April 21, 1997.

       The enclosed proxy is being solicited by the Board of Directors of the Company. A shareholder who executes the accompanying proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation prior to the meeting and not revoked before their exercise will be voted, and, if a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with such specification. If no direction is made in the proxy, the shares will be voted for the nominees for director named in this Proxy Statement and for the other proposals described herein.

       The cost of solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegram by directors, officers and employees of the Company or by D.F. King & Co., Inc. of New York, New York. D.F. King is being paid a fee of $4,500 for this service. In addition, brokers and other custodians, nominees or fiduciaries may be reimbursed for their expenses in forwarding proxy materials to principals and obtaining their proxies.

                         VOTING SECURITIES OUTSTANDING

       Only shareholders of record as of the close of business on April 4, 1997, will be entitled to notice of and to vote at the Annual Meeting. On such date, the Company had 40,759,522 shares of Class A Common Stock, par value $0.01 per share ("Common Stock"), issued and outstanding. There are no other voting securities outstanding. Each share is entitled to one vote.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

       The following are the only persons known to the Company who beneficially owned more than five percent of the Company's outstanding Common Stock:

                                                                        BENEFICIAL OWNERSHIP (1)(2)
                                                                        ---------------------------
         NAME AND ADDRESS                                                 SHARES           PERCENT
         ----------------                                                 ------           -------
         The Equitable Companies Incorporated                           5,429,950(3)        13.32 %
           787 Seventh Avenue
           New York, NY  10019
         Key Corp.                                                      3,980,777(4)         9.77 %
           127 Public Square
           Cleveland, OH  44114
         FMR Corp.                                                      2,982,500(5)         7.32%
           82 Devonshire Street
           Boston, MA  02109
         Stuart S. Richardson                                           2,180,622(6)         5.33%
           c/o Lexington Global Asset Managers, Inc.
           Park 80 West, Plaza Two
           Saddle Brook, NJ  07663

(1) The descendants of Lunsford Richardson, Sr., their spouses, trusts and corporations in which they have interests and charitable organizations established by such descendants (collectively referred to as the "Richardson Family") beneficially own approximately 9,540,527 shares or 23.01% of the Company's Common Stock and consequently may, if they act in concert, be in a position to control the management and the affairs of the Company. Such number of shares includes 704,050 shares which members of the Richardson Family have the right to acquire under presently exercisable options granted to them under Company stock option plans. The individuals and institutions constituting the Richardson Family have differing interests and may not necessarily vote their shares in the same manner. Furthermore, trustees and directors have fiduciary obligations (either individually or jointly with other fiduciaries) that may dictate positions that differ from their personal interests.

(2) Unless otherwise indicated, all shares are owned of record by the persons named and the beneficial ownership consists of sole voting power and sole investment power.

(3) Ownership as of December 31, 1996 as reported to the Company on a Schedule 13G dated February 12, 1997. According to the Schedule 13G, Equitable may be deemed to exercise sole voting power as to 5,276,900 shares and sole dispositive power as to 5,317,450 shares. AXA (a French parent holding company of Equitable), and a group consisting of five French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, may be deemed to exercise sole voting and dispositive power over all of the foregoing shares attributed to Equitable and may also be deemed to exercise sole voting and dispositive power over an additional 112,500 shares.

(4) Ownership as of December 31, 1996 as reported to the Company on a Schedule 13G dated February 14, 1997. According to the Schedule 13G and a subsequent letter from Key Corp. to the Company, Key Trust Company of Ohio, Key Trust Company of Indiana, Society Asset Management and Spears, Benzak, Solomon & Farrell, subsidiaries of Key Corp., may also be deemed to beneficially own the securities reported. According to the Schedule 13G, Key Corp. may be deemed to exercise sole voting power as to 12,500 shares, shared voting power as to 3,873,620 shares, sole dispositive power as to 105,567 shares and shared dispositive power as to 3,875,195 shares.

(5) Ownership as of December 31, 1996 as reported to the Company on a Schedule 13G dated January 9, 1997. Certain of these shares may be deemed to be beneficially owned by Fidelity Management & Research Company and by Fidelity Management Trust Company, both wholly-owned subsidiaries of FMR Corp. ("FMR"), and by Edward C. Johnson 3d, Chairman of FMR, and Abigail
     P. Johnson, a director of FMR. According to the Schedule 13G, Mr. Johnson, Ms. Johnson, FMR and these subsidiaries may be deemed together to exercise sole dispositive power as to all such shares and sole voting power as to 2,000 shares.

(6) Ownership as of April 4, 1997. Includes 154,750 shares that Mr. Richardson has the right to acquire under presently exercisable stock options granted to him under Company stock option plans; 17,900 shares owned by Mr. Richardson's spouse; 372,882 shares held by the H. Smith Richardson Testamentary Trust, 1,020,292 shares held by the Smith Richardson Foundation and 395,542 shares held by the Grace Jones Richardson Testamentary Trust, of which Mr. Richardson is a trustee; and 157,306 shares held by various other trusts of which Mr. Richardson is also a trustee. The shares shown as beneficially owned do not include 66,296 shares held in trusts for the benefit of his children. Mr. Richardson denies beneficial ownership of the shares held by such trusts. The shares shown also do not include 26,924 shares held by trusts of which Mr. Richardson may be deemed to share investment power, but exercise no voting power, and 5,653 shares that may be deemed beneficially owned by his spouse. Mr. Richardson denies beneficial ownership both of the shares directly owned by his spouse and of the shares that may be deemed beneficially owned by his spouse.

                        SECURITY OWNERSHIP OF MANAGEMENT

       The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock, as of April 4, 1997, by its directors, nominees for election as directors, the executive officers named in the Summary Compensation Table and by all directors, nominees and executive officers as a group.

                                                                             AMOUNT AND NATURE
NAME OF BENEFICIAL OWNER                                                OF BENEFICIAL OWNERSHIP (1)     PERCENT
---- -- ---------- -----                                                ---------------------------     -------
Stuart S. Richardson......................................                      2,180,622 (2)           5.33 %
Haynes G. Griffin.........................................                      1,434,515 (3)           3.47 %
Stephen R. Leeolou........................................                      1,603,001 (4)           3.88 %
L. Richardson Preyer, Jr..................................                      1,606,019 (5)           3.89 %
Stephen L. Holcombe.......................................                        160,609 (6)           *
Richard C. Rowlenson .....................................                        169,505 (7)           *
F. Cooper Brantley........................................                         22,998 (8)           *
Doris R. Bray.............................................                          8,600 (9)           *
Robert M. DeMichele.......................................                      1,035,342 (10)          2.54 %
L. Richardson Preyer, Sr..................................                         56,943 (11)          *
Robert A. Silverberg......................................                        162,721 (12)          *
All Directors, Nominees and Executive Officers
      as a group (14 persons).............................                      7,718,261 (13)         17.92 %

  *  Represents less than 1%

(1) Unless otherwise indicated, all shares are owned of record by the persons named and the beneficial ownership consists of sole voting power and sole investment power.

(2) For a detailed description of the nature of Mr. Richardson's beneficial ownership, see "Voting Securities Outstanding."

(3) Includes 543,000 shares that Mr. Griffin has the right to acquire under presently exercisable stock options granted to him under Company stock option plans. Also includes 5,271 shares owned by Mr. Griffin's spouse as to which he shares voting and investment power. Does not include 21,798 shares held by trusts, the sole beneficiaries of which are Mr. Griffin's sons and the trustee of which is Mr. Griffin's brother. Mr. Griffin denies beneficial ownership of the foregoing shares owned by his spouse and held by such trusts. The shares shown also do not include 173,555 shares held by a trust of which Mr. Griffin may be deemed to share investment power but over which he has no voting power.

(4) Includes 543,000 shares that Mr. Leeolou has the right to acquire under presently exercisable stock options granted to him under Company stock option plans. Does not include 31,137 shares held by trusts, the sole beneficiaries of which are Mr. Leeolou's children and the trustee of which is Mr. Leeolou's brother. Mr. Leeolou denies beneficial ownership of the shares held by these trusts. The shares shown also do not include 39,447 shares held by a trust of which Mr. Leeolou may be deemed to share investment power but over which he has no voting power.

(5) Includes 543,000 shares that Mr. Preyer has the right to acquire under presently exercisable stock options granted to him under Company stock option plans. Also includes 12,061 shares owned by Mr. Preyer's spouse as to which he shares voting and investment power. Does not include 63,279 shares held by trusts, the sole beneficiaries of which are Mr. Preyer's children and the trustee of which is Mr. Preyer's sister. Mr. Preyer denies beneficial ownership of the foregoing shares owned by his spouse and held by such trusts. The shares shown also do not include 42,663 shares held by a trust of which Mr. Preyer may be deemed to share investment power but over which he has no voting power.

(6) Includes 133,500 shares that Mr. Holcombe has the right to acquire under presently exercisable options granted to him under Company stock option plans.

(7) Includes 126,000 shares that Mr. Rowlenson has the right to acquire under presently exercisable options granted to him under Company stock option plans. Also includes 18,237 shares owned by Mr. Rowlenson's spouse as to which he shares voting and investment power. Does not include 13,550 shares held by trusts, the sole beneficiaries of which are Mr. Rowlenson's children and the trustee of which is Mr. Rowlenson's brother-in-law. Mr. Rowlenson denies beneficial ownership of the foregoing shares owned by his spouse and held by such trusts.

(8) Includes 1,800 shares that Mr. Brantley has the right to acquire under presently exercisable options granted to him under Company stock option plans.

(9) Includes 6,300 shares that Mrs. Bray has the right to acquire under presently exercisable options granted to her under Company stock option plans.

(10) Includes 6,300 shares that Mr. DeMichele has the right to acquire under presently exercisable options granted to him under Company stock option plans and 1,020,292 shares held by the Smith Richardson Foundation, of which Mr. DeMichele serves as one of eight trustees. The shares held by the Smith Richardson Foundation are also reported as beneficially owned by Stuart S. Richardson. Mr. DeMichele denies beneficial ownership of the shares held by such foundation.

(11) Includes 6,300 shares that Mr. Preyer has the right to acquire under presently exercisable options granted to him under Company stock option plans and 28,245 shares held by Mr. Preyer's spouse. Mr. Preyer denies beneficial ownership of the foregoing shares owned by his spouse.

(12) Includes 1,800 shares that Mr. Silverberg has the right to acquire under presently exercisable options granted to him under Company stock option plans and 45,486 shares that represent Mr. Silverberg's pro rata ownership of Common Stock owned by a corporation of which he is an officer, director and principal shareholder.

(13) Includes 2,300,115 shares that directors and executive officers have the right to purchase under presently exercisable options granted to them under Company stock option plans.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Under federal securities laws, the Company's directors, its executive officers, and any persons holding more than 10 percent of the Company's stock are required to report their ownership of the Company's stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during fiscal 1996. All of these filing requirements were satisfied by its directors, officers and 10 percent holders, except that Mr. Brantley failed to report a purchase of 2,000 shares on a timely basis on Form 4 and later did not report the transaction on Form 5 on a timely basis. In making these statements, the Company has relied on the written representations of its directors, officers and 10 percent holders and copies of the reports that they have filed with the Commission.

                             ELECTION OF DIRECTORS

       It is intended that the persons named in the accompanying proxy will vote for the three nominees listed below for directors, unless the authority so to vote is withheld. A plurality of the votes cast is required to elect each director, and, as a result, broker nonvotes will not affect the election results if a quorum is present. In the event that any nominee should not be available to serve for any reason, the proxy holders may vote for substitute nominees designated by the Board of Directors. The Board of Directors has no reason to believe any of the nominees named below will be unavailable to serve as a member of the Board of Directors. All three nominees are presently members of the Board of Directors of the Company.

       The Board of Directors of the Company is divided into three classes:
Class I, Class II and Class III. In accordance with this classification, the members of Class I of the Board of Directors are to be elected at this Annual Meeting. If elected, the nominees will serve until the 2000 Annual Meeting of Shareholders. The directors designated as Class II have been previously elected to serve until the 1998 Annual Meeting of Shareholders and the directors designated as Class III have been previously elected to serve until the 1999 Annual Meeting of Shareholders.

                                                                                                                   DIRECTOR
NAME, AGE AND PRINCIPAL OCCUPATION FOR LAST FIVE YEARS                                                              SINCE
------------------------------------------------------                                                              -----

NOMINEES FOR THREE-YEAR TERM (CLASS I)
Doris R. Bray, 59, Partner, Schell Bray Aycock Abel & Livingston P.L.L.C. (Attorneys-at-Law), 1987-present;         1994
   director, Cone Mills Corporation.
Stuart S. Richardson, 50, Vice Chairman of the Board of the Company, 1996-present; Chairman of the Board            1985
   of the Company, 1985-1996; Chairman of the Board of Lexington Global Asset Managers, Inc., a
   diversified financial  services company, 1995-present; executive of Piedmont Management Company, Inc.,
   1985-1995, Vice Chairman, 1986-1995; director,  Chartwell Reinsurance Co. and Inter#Act Systems,
   Incorporated.
Robert A. Silverberg, 62, Executive Vice President and Director of Vectra Banking Corporation, 1995-present;        1985
   Chairman of the Board and President of First Denver Corporation and Chairman of the Board of its
   subsidiary, First National Bank of Denver, 1981-1995; President and Chairman of the Board of 181 Realty
   Company, Inc., a commercial real estate holding company, 1968-present; director, Inter#Act Systems,
   Incorporated.

CONTINUING DIRECTORS (CLASS II)

F. Cooper Brantley, 49, Member, Adams Kleemeier Hagan Hannah & Fouts, P.L.L.C. (Attorneys-at-Law),                  1995
   1981-present; formerly President of Brantley Communications, Inc., a cellular system owner and operator.
Haynes G. Griffin, 50, Chairman of the Board and Co-Chief Executive Officer of the Company, 1996-present;           1984
   President and Chief Executive Officer of the Company, 1984-1996; Chairman of the Board of International
   Wireless Communications Holdings, Inc.; director, Lexington Global Asset Managers, Inc., Geotek
   Communications, Inc. and Inter#Act Systems, Incorporated.
L. Richardson Preyer, Sr., 78, Private Investor; Distinguished Fellow in Public Policy, University of North         1985
   Carolina at Greensboro, 1981-1992; director, Lexington Global Asset Managers, Inc.

CONTINUING DIRECTORS (CLASS III)

Robert M. DeMichele, 52, President, Chief Executive Officer and Director of Lexington Global Asset                  1987
   Managers, Inc., 1995-present; President, Chief Executive Officer and Director of Piedmont Management
   Company, Inc., 1981-1995; director, The Navigators Group, Inc., Chartwell Reinsurance Co. and
   Inter#Act Systems, Incorporated.
Stephen R. Leeolou, 41, President,  Co-Chief Executive Officer and Secretary of the Company, 1996-present;          1984
   Executive Vice President, Chief Operating Officer and Secretary of the Company, 1984-1996; Chairman
   of the Board of Inter#Act Systems, Incorporated; director, International Wireless Communications
   Holdings, Inc.
L. Richardson Preyer, Jr., 49, Vice Chairman of the Board, Executive Vice President, Treasurer and                  1984
   Assistant Secretary of the Company, 1984-present; director, Inter#Act Systems, Incorporated.

          During 1996, there were six meetings of the Board of Directors of the Company. Each of the directors attended more than 75% of the total number of meetings of the Board of Directors and of committees of which he or she is a member.

       The Board of Directors has a Compensation Committee that met eight times during 1996. See "Executive Compensation" -- "Compensation Committee Report on Executive Compensation" and "Compensation Committee Interlocks and Insider Participation".

       The Board of Directors has an Audit Committee that confers with the Company's independent auditors and reviews the scope of auditing of the Company's books and accounts and reports submitted by the officers. The Committee also reviews, with the independent auditors and appropriate Company personnel, procedures and methods employed in connection with the Company's internal audit program and management policies relating to such program. The Audit Committee met twice during 1996. Members of the Audit Committee are Robert A. Silverberg, Chairman, Robert M. DeMichele, and F. Cooper Brantley.

       The Company has no standing Nominating Committee.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

       The following table sets forth cash and certain other compensation paid or accrued by the Company for its five most highly compensated executive officers (the "Named Executive Officers") for the years ended December 31, 1996, 1995 and 1994, respectively:

                                                SUMMARY COMPENSATION TABLE
                                                                          LONG TERM COMPENSATION
                                                                      -------------------------------
                                          ANNUAL COMPENSATION                AWARDS           PAYOUTS
                                          -------------------         ---------------------   -------
                                                             OTHER    RESTRICTED SECURITIES               ALL
                                                            ANNUAL      STOCK    UNDERLYING    LTIP      OTHER
          NAME AND                   SALARY       BONUS     COMPEN-    AWARD(S)   OPTIONS     PAYOUTS   COMPEN-
     PRINCIPAL POSITION        YEAR    ($)         ($)    SATION ($)     ($)       (1)(#)       ($)   SATION ($)(2)
     --------- --------        ----    ---         ---    ----------     ---       ------       ---   -------------
HAYNES G. GRIFFIN              1996 410,670      198,445      --           --     150,000       --       4,500
  Chairman of the Board and    1995 398,385      204,582      --           --     150,000       --       4,500
  Co-Chief Executive Officer   1994 374,254      200,000      --           --     225,000       --       4,500
STEPHEN R. LEEOLOU             1996 370,413      199,099      --           --     150,000       --       4,500
  President and                1995 359,357      205,164      --           --     150,000       --       4,500
  Co-Chief Executive Officer   1994 337,639      200,000      --           --     225,000       --       4,500
L. RICHARDSON PREYER, JR.      1996 358,911      179,762      --           --     150,000       --       4,500
  Executive Vice President     1995 348,205      185,322      --           --     150,000       --       4,500
  and Treasurer                1994 328,122      180,000      --           --     225,000       --       4,500
STEPHEN L. HOLCOMBE            1996 181,000       68,938      --           --      90,000       --       4,500
  Executive Vice President     1995 172,530       71,070      --           --      45,000       --       4,500
  and Chief Financial Officer  1994 162,000       70,000      --           --      44,999       --       3,984
RICHARD C. ROWLENSON           1996 181,000       68,938      --           --      90,000       --       4,500
  Executive Vice President     1995 172,530       71,070      --           --      45,000       --       4,500
  and General Counsel          1994 162,000       70,000      --           --      44,999       --       4,500

 (1)  Options were granted under Company stock option plans.
 (2) Amounts shown represent the Company's contribution to its 401(k) Plan, except that amounts shown for 1996 includes payments made in lieu of Company contributions not allowed by I.R.S. limitations in the following amounts: Mr. Griffin - $630; Mr. Leeolou - $630; Mr. Preyer - $630; Mr. Holcombe - $380; and Mr. Rowlenson - $880.

STOCK OPTIONS

       The following table provides details regarding stock options granted to the Named Executive Officers during 1996.

                                            OPTION GRANTS IN LAST FISCAL YEAR

                          NUMBER OF     % OF TOTAL                            POTENTIAL REALIZABLE VALUE AT
                          SECURITIES      OPTIONS       EXERCISE                 ASSUMED ANNUAL RATES OF
                          UNDERLYING     GRANTED TO     OR BASE                  STOCK APPRECIATION FOR
                           OPTIONS      EMPLOYEES IN     PRICE    EXPIRATION         OPTION TERM (5)
                                                                                     ---------------
NAME                       GRANTED      FISCAL YEAR    ($/SHARE)      DATE     0%($)      5%($)      10%($)
----                       -------      ------ ----    ---------      ----     -----      -----      ------
Haynes G. Griffin         75,000(1)         5.6         21.625     02/21/06      0     1,019,988  2,584,851
                          75,000(2)         5.6         15.125     10/21/06      0       713,402  1,807,902
Stephen R. Leeolou        75,000(1)         5.6         21.625     02/21/06      0     1,019,988  2,584,851
                          75,000(2)         5.6         15.125     10/21/06      0       713,402  1,807,902
L. Richardson Preyer, Jr. 75,000(1)         5.6         21.625     02/21/06      0     1,019,988  2,584,851
                          75,000(2)         5.6         15.125     10/21/06      0       713,402  1,807,902
Stephen L. Holcombe       45,000(3)         3.4         26.125     02/21/06      0       611,993  1,550,911
                          45,000(4)         3.4         15.125     10/21/06      0       428,041  1,084,741
Richard C. Rowlenson      45,000(3)         3.4         26.125     02/21/06      0       611,993  1,550,911
                          45,000(4)         3.4         15.125     10/21/06      0       428,041  1,084,741

 (1) Includes 4,624 incentive stock options and 70,376 nonqualified stock options granted under the Company's 1994 Long-Term Incentive Plan. Options vest over a 5-year period beginning 2/22/97.

 (2) Includes 6,611 incentive stock options and 68,389 nonqualified stock options granted under the Company's 1994 Long-Term Incentive Plan. Options vest over a 5-year period beginning 10/22/97.

 (3) Includes 4,624 incentive stock options and 40,376 nonqualified stock options granted under the Company's 1994 Long-Term Incentive Plan. Options vest over a 5-year period beginning 2/22/97.

 (4) Includes 6,611 incentive stock options and 38,389 nonqualified stock options granted under the Company's 1994 Long-Term Incentive Plan. Options vest over a 5-year period beginning 10/22/97.

 (5) As required by the Securities and Exchange Commission, the amounts shown assume a 0%, 5% and 10% annual rate of appreciation on the price of the Company's Common Stock throughout a 10-year option term. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. The actual value of the stock options to the Named Executive Officers and all optionees as a group will depend on the future price of the Company's Common Stock. As reflected in the column which assumes a 0% rate of appreciation, the options will have no value to the Named Executive Officers if the price of the Company's Common Stock does not increase above the exercise price of the options. If the price of the Company's Common Stock increases, all shareholders will benefit commensurately with the Named Executive Officers. On December 31, 1996, there were 41,084,522 shares of Common Stock outstanding and the closing sales price of the Common Stock as reported on NASDAQ was $15.75. Using the same Assumed Annual Rates of Stock Price Appreciation for the Option Term to arrive at Potential Realizable Value shown in the table above, the gain to all shareholders as a group at the 5% and 10% rates would be $406,945,903 and $1,031,280,818, respectively. The amount of the gain to all Named Executive Officers as a percent of the gain to all shareholders under these scenarios would be approximately 1.79%.

OPTION EXERCISES AND HOLDINGS

         There were no options exercised by the Named Executive Officers during 1996. The following table shows the number of shares covered by both exercisable and unexercisable stock options owned by the Named Executive Officers as of December 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

                                              FISCAL YEAR-END OPTION VALUES

                                                                       VALUE OF UNEXERCISED
                                NUMBER OF SECURITIES                       IN-THE-MONEY
                                UNDERLYING UNEXERCISED                 OPTIONS AT YEAR-END
                               OPTIONS AT YEAR-END (#)                       ($)(1)
                             ----------------------------          -----------------------------
NAME                         EXERCISABLE    UNEXERCISABLE          EXERCISABLE     UNEXERCISABLE
----                         -----------    -------------          -----------     -------------
Haynes G. Griffin              435,000          495,000              464,940          46,875
Stephen R. Leeolou             435,000          495,000              464,940          46,875
L. Richardson Preyer, Jr.      435,000          495,000              464,940          46,875
Stephen L. Holcombe            116,954          171,045              226,824          31,139
Richard C. Rowlenson            94,500          170,999                4,509          31,131

 (1) The closing sales price of the Common Stock on December 31, 1996, the last trading day of 1996, was $15.75 as reported on NASDAQ.

DIRECTORS' FEES

         Five of the nine present directors are not salaried employees of the Company. For their services, those directors are paid a retainer at an annual rate of $12,000 plus $1,000 for the first in-person Board or Board Committee meeting in any one day, and $500 per day for each telephonic meeting or for each additional meeting on the same day that they attend. Salaried employees receive no additional compensation for their services as directors.

EMPLOYMENT AND OTHER RELATED AGREEMENTS

         As of March 1, 1995, the Company entered into three-year employment agreements with Messrs. Griffin, Preyer, Jr., and Leeolou effectively extending existing agreements that expired on February 28, 1995. Following the initial three-year term, the agreements continue from year to year until terminated by either party on one year's notice. Each agreement provides for continuation of salary and benefits for the remaining term of the agreement if employment is terminated by the Company "other than for cause" as defined in the agreement. If the executive's employment is terminated "other than for cause" following a "change in control" of the Company or if the executive terminates his employment following a "change in control" because (i) his authority and/or responsibility are substantially reduced, or (ii) he is required to move his residence from Greensboro, North Carolina or (iii) his travel obligations are materially increased without his consent, the executive is entitled to receive a payment equal to his average annual cash compensation for the immediately preceding five fiscal years, multiplied by 2.99. However, if necessary, such payment will be reduced to an amount that would cause the payment not to be disqualified from deductibility for federal income tax purposes by reason of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), as an "excess parachute payment." Each employment agreement also provides that the executive will not compete with the Company for the term of the agreement or for one year following his termination of employment, whichever is later.

         As of October 1, 1990, the Company implemented an Executive Officer Long-Term Compensation Plan in which four executive officers participate.
Under this plan, Haynes G. Griffin, Stephen R. Leeolou and L. Richardson Preyer, Jr. each would earn two cash bonuses of $500,000 each and Stuart S. Richardson would earn two cash bonuses of $94,000 each if and when the consolidated net profits of the Company for four profitable consecutive quarters equal or exceed $20 million and $40 million, respectively. In order to be entitled to his bonuses, the participating executive officer must be employed by the Company at the end of the applicable period or his employment must have been previously terminated "other than for cause" prior to a "change of control" or by reason of his death or permanent disability. If there is a "change of control," the bonuses will become immediately payable. By its terms, this plan is a legally binding obligation of the Company.

         On March 8, 1995, the Board of Directors of the Company adopted the Senior Management Severance Plan. The Plan is available to certain senior management employees designated as participants by the Board of Directors of the Company or its Compensation Committee. The Plan provides that if the employment of a participant is terminated "other than for cause" following a "change in control" or if he terminates his employment following a "change in control" because (i) his authority and/or responsibility are substantially reduced, or (ii) he is required to move his residence, or (iii) his travel obligations are materially increased without his consent, he is entitled to receive a payment equal to his average annual cash compensation for the immediately preceding five fiscal years, multiplied by 2.99. However, if necessary, such payment will be reduced to an amount that would cause the payment not to be disqualified from deductibility for federal income tax purposes by reason of Section 280G of the Internal Revenue Code as an "excess parachute payment." The plan requires each Plan participant, as a condition to his participation, to agree not to compete with the Company for a period of one year following termination of his employment with the Company. Messrs.
Holcombe and Rowlenson and four other executive officers of the Company have been designated participants in the Plan.

         Messrs. Richardson, Griffin, Leeolou, Preyer, Jr., and Holcombe own shares of stock that were granted to them pursuant to certain restricted stock agreements. The restrictions on such shares have expired. The Company has agreed that in the event there is a "change in control" (as defined in the agreements) of the Company at any time prior to December 31, 1998, the executives will be reimbursed for the income taxes they pay with respect to the restricted stock up to an amount that would not be deemed an "excess parachute payment" for federal income tax purposes (the executive's average compensation for the preceding five years, multiplied by three). Both the value of the stock bonuses and the amount of the tax reimbursements should be deductible items to the Company or an acquiror, as the case may be, for tax purposes.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Decisions on compensation of the Chairman and the President, who are members of the Office of the Chief Executive, and of the other Named Executive Officers are made by the Company's Compensation Committee (the "Committee"). Two nonemployee directors currently serve as members of the Committee: Robert
M. DeMichele, Chairman, and Robert A. Silverberg. In addition, compensation decisions regarding the Chief Executive Officer and the other Named Executive Officers are generally reviewed and ratified by the full Board of Directors.

         Since 1986, the Company has employed independent consultants in connection with compensation matters to compile for review and analysis objective survey information from other companies both within and outside of the industry to establish a range of benchmarks for salary, bonus, and other incentives for executive officers with similar positions and responsibilities.

    Compensation Philosophy

         The Company's compensation policies are designed to attract and retain competent management. The Board's goal is to provide competitive salaries to its executive officers and to give them performance incentives to motivate superior performance on behalf of the Company and its shareholders. The Company has generally used two types of incentive compensation: annual bonuses, payable in cash or in stock, and long-term compensation in the form of stock options and restricted stock bonuses and, in the case of its officer-directors, cash bonuses linked to specific performance goals. The Committee believes that linking long-term compensation to the value of the Company's Common Stock is especially effective because it aligns the interests of management with those of the Company's shareholders.

    Executive Officer Compensation

         Annual Compensation. The Board approved increases of up to 4.9% in the salaries of the Named Executive Officers during 1996. The percentage salary increases were based upon industry salary levels, economic factors such as inflation and base salary as it relates to the value of the total compensation package established for the Named Executive Officers. The Committee considers annual cash and stock bonus awards as an integral part of the Company's financial incentive package to achieve the Company's goals. Bonuses for the Chairman, the President and other Named Executive Officers are based upon the Company's performance during the year in a number of measurable areas.

         In making decisions with regard to annual bonuses to Named Executive Officers, the Committee examines three key areas:

         1. Performance of the Company against the operating and financial targets established by the Board of Directors each year by adoption of the annual operating plan;

         2. The specific actions of Named Executive Officers to respond effectively to outside factors such as economic trends and industry competitive factors that can impact the Company's operating performance; and

         3. The ability of Named Executive Officers to initiate and manage the Company's joint venture investments and expansion opportunities.

         Annual bonuses for 1996 were determined in early 1997 based upon the Named Executive Officers' contributions to the Company's achievements in the following performance areas: net gain in subscribers; reduction of marketing costs per new subscriber; maintenance of revenue per subscriber; increase in service revenue; control of operating expenses and increase in operating cash flow; and achievement for the first time of net profitability. The Named Executive Officers' performance also was evaluated as to their ability to manage and achieve specific and quantitative targets for the subsidiary equity investments, while maintaining the competitive thrust of the Company's core wireless telecommunications business. The Committee's determination of annual bonuses is within its discretion, and it uses the Company's performance relative to target performance contained in the Company's operating plan as a standard in assessing the performance of the Named Executive Officers.
However, no quantifiable weight was given to any particular performance area in the consideration of 1996 bonuses; rather, the Committee considered the aggregate results, which, in the Committee's opinion, were outstanding.

         The Committee approved in early 1997 cash bonuses for the Named Executive Officers ranging from 27.58% to 34.95% of their total cash compensation based on the Company's performance for the past year. The Committee and the Board considered these bonuses appropriate in view of their overall assessment that the performance of each Named Executive Officer had been outstanding.

         Long-Term Compensation. The Company's long-term incentive compensation awards are designed to encourage the retention of key executives. Long-term compensation for Messrs. Griffin and Leeolou, members of the Office of the Chief Executive, and for other officer-directors, including Mr. Preyer, Jr., consists of two elements, both of which have been in place for some time:
(i) restricted stock bonuses and stock options and (ii) a long-term cash incentive bonus.

         Restricted Stock Bonuses and Stock Options. The Company currently has an Amended and Restated Stock Compensation Plan and a 1989 Stock Option Plan under which incentive and nonqualified stock options have been granted in the past, some of which remain outstanding. However, no further grants may be made under these plans. At the 1994 Annual Meeting of Shareholders, the 1994 Long-Term Incentive Plan (the "1994 Plan"), which provides for the grant of incentive and nonqualified options, stock bonuses and restricted stock, was approved. The 1994 Plan has been amended by the Board of Directors, subject to approval at the 1997 Annual Meeting of Shareholders. See "Proposal to Approve the Amended and Restated 1994 Long-Term Incentive Plan" above. Assuming approval of the 1997 amendments to the 1994 Plan, the Company believes that stock options granted under all of these plans are performance-based and, therefore, deductible by the Company under the Internal Revenue Code. The 1994 Plan provides for other types of compensation, such as stock bonuses and restricted stock, which will be performance-based only if performance goals are established by the Committee in compliance with Section 162(m). The Committee administers these plans and determines, in its discretion, what grants will be made thereunder. Under these plans, stock options were granted to Named Executive Officers in 1987, 1990, 1993, 1994, 1995 and 1996. For options granted in 1996, see Notes 1, 2, 3 and 4 under "Stock Options" above for vesting schedule. The Committee believes that all grants to Named Executive Officers under these Plans are performance- based for purposes of Section 162(m).

         Long-term Cash Incentives. A long-term cash bonus opportunity was established in 1990 under the Company's Executive Officer Long-term Incentive Compensation Plan, which was adopted in conjunction with employment agreements between the Company and its officer-directors. It is a bonus opportunity pursuant to which Messrs. Griffin, Leeolou and Preyer, Jr. can earn two bonuses of $500,000 each at any time prior to September 30, 1998 if the Company achieves certain profitability levels. The Company believes that its deduction of this compensation, if paid, will not be limited by Section 162(m) of the Internal Revenue Code because it is payable under a written binding contract that was in effect on February 17, 1993. See "Employment and Other Related Agreements" above.

    Compensation of the Members of the Office of the Chief Executive

         At a meeting held on November 4, 1996, the Board of Directors created the Office of the Chief Executive and appointed Haynes G. Griffin and Stephen
R. Leeolou as its members. Prior to that time, Mr. Griffin served as Chief Executive Officer.

         Annual Compensation. Based on information available to it, the Committee believes that the salaries of Messrs. Griffin and Leeolou are generally competitive with those of others holding comparable positions in the industry. Historically, executive salaries have been reviewed in mid-year. However, in response to a suggestion by management, the Committee has established January 1 as the normal review date for the Company's executive officers, and reviews of the salaries of Messrs. Griffin and Leeolou were deferred to January 1, 1997. The Committee approved in early 1997 cash bonuses for Messrs. Griffin and Leeolou of $198,445 and $199,009, respectively. These bonuses represented 32.58% and 34.95% of the total 1996 cash compensation of Messrs. Griffin and Leeolou, respectively, from the Company. In determining the amount of these bonuses, the Committee recognized the achievements detailed under "Executive Officer Compensation - Annual Compensation" above. Mr. Griffin serves as Chairman of the Board of Directors of International Wireless Communications Holdings, Inc. ("IWCH") and has principal oversight over the Company's 36.1% equity interest in that company. Mr. Leeolou serves as Chairman of the Board of Directors and Chief Executive Officer of Inter.Act Systems, Incorporated ("Inter.Act") and has principal oversight over the Company's 24.3% equity interest in that company. Messrs. Griffin and Leeolou receive from IWCH and Inter.Act, respectively, salaries of $50,000 each, which are considered by the Compensation Committee in establishing their annual compensation.

         Long-Term Compensation. In 1996, each of Messrs. Griffin and Leeolou were granted option to purchase 150,000 shares of Common Stock under the Company's 1994 Stock Compensation Plan. The options are subject to the vesting provisions described in Notes 1 and 2 under "Stock Options" above. Messrs. Griffin and Leeolou also received certain options from IWCH and Inter.Act in connection with their services to those companies. In 1996, Mr. Leeolou received an option to purchase 192,600 shares of Inter.Act at $5.50 per share, and as a director of IWCH he received an option to purchase 80,000 shares of IWCH at $8.12 per share. In early 1997, Mr. Griffin received options to purchase 400,000 shares of IWCH at $9.375 per share and in 1996, as a director of Inter.Act, he received an option to purchase 20,200 shares of Inter.Act at $5.50 per share. The Committee considers these options in determining long-term compensation for Messrs. Griffin and Leeolou.

              Robert M. DeMichele         Robert A. Silverberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Robert M. DeMichele, a member of the Company's Compensation Committee, is a director and executive officer of Lexington Global Asset Managers, Inc. Haynes G. Griffin, Co-Chief Executive Officer of the Company, and Stuart S. Richardson, Vice Chairman of the Board of the Company, serve on the Board of Directors of Lexington Global Asset Managers, Inc.

PERFORMANCE GRAPH

         The graph shown below compares the Company's cumulative, five-year shareholder return on an indexed basis with the S&P 500 Stock Index and the CRSP Index of NASDAQ Telecommunications Stocks.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN


                                  [GRAPH HERE]



                                             FISCAL YEAR ENDING
                              -------------------------------------------------
COMPANY                         1991    1992    1993    1994    1995    1996
-------------------------------------------------------------------------------
Vanguard Cellular Systems       100     98.17  107.34  141.67  111.41   86.65
CRSP Index of Nasdaq
 Telecommunications Stocks,
 a published index of
 telecommunications companies   100    122.82  189.38  158.06  206.97  211.57
S&P 500 Stock Index,
 a broad based index of
 industrial and service
 companies                      100    107.64  118.50  120.06  165.18  203.11

           Assumes an initial investment of $100 on December 31, 1991 and reinvestment of dividends.

                              CERTAIN TRANSACTIONS

         During 1996, the Company made certain investments in Inter #Act Systems, Incorporated ("Inter#Act"), a development stage company that provides targeted promotions to retail customers at the point of entry at a retail outlet, primarily supermarkets, through a computer-equipped kiosk. The Company invested $6.2 million in 1996 to bring its total ownership of Inter#Act's outstanding Common Stock as of March 7, 1997 to approximately 24.3%. In addition, the Company invested $12 million in 1996 in 18,000 units offered by Inter#Act in a private placement transaction. Each unit consists of a 14% Senior Discount Note due 2003 in a principal amount at maturity of $1,000 and a warrant to purchase 7.334 shares of Inter#Act's Common Stock; but if Inter#Act has not consummated a qualified initial public offering by September 30, 1997, each such warrant will cover 9.429 shares. Later in 1996, the Senior Discount Notes were registered with the Securities and Exchange Commission. The Company has no present commitment, arrangement or plan to invest any additional amounts in Inter#Act. As of March 7, 1997, Haynes G. Griffin, Stephen R. Leeolou and L. Richardson Preyer, Jr. each owned 4.58% of Inter#Act's outstanding Common Stock, and Stephen L. Holcombe, Richard C. Rowlenson, F. Cooper Brantley, Doris R. Bray, Robert M. DeMichele and Robert A. Silverberg each owned less than 1% of such stock. In addition, as of March 7, 1997, Piedmont Acorn Investors Limited Partnership and Piedmont Harbor-Piedmont Associates Limited Partnership, of which members of the Richardson Family are partners, owned 10.25% and less than 1% respectively, of Inter#Act's Common Stock, and Alonzo Family Partners, Ltd., of which members of the immediate family of Haynes G. Griffin are partners, and the Smith Richardson Foundation, Inc., of which Stuart S. Richardson serves as Trustee, owned 1.1% and less than 1%, respectively, of such stock. As a group, the foregoing directors and officers and related partnerships and trust owned approximately 27% of the outstanding Common Stock of Inter#Act as of March 7, 1997. Mr. Leeolou serves as Chairman and Chief Executive Officer of Inter#Act and Messrs. Richardson, Griffin, Preyer, DeMichele and Silverberg serve as directors of Inter#Act. By agreement with certain shareholders of Inter#Act, the Company has the right to designate six members of Inter#Act's Board until Inter#Act effects an underwritten public offering of common stock.

         As of January 30, 1996, the Company entered into a consulting agreement with Inter#Act pursuant to which the Company appointed one of its employees to serve as Inter#Act's Chief Operating Officer and agreed to provide other consulting services requested by Inter#Act. The Consulting Agreement was terminated and replaced by a management services agreement as of June 17, 1996. The management services agreement provides that the Company will provide services to Inter#Act during its two-year term, including developing accounting, human resources, information management, legal compliance, sales training, research and development, business development and operation procedures, systems and programs. In return for such services, the Company will receive 10,000 shares of Inter#Act common stock per year plus reimbursement of its out-of-pocket expenses incurred to render such services. Pursuant to the two agreements, the Company received approximately $60,000 and earned 10,000 shares of Inter#Act Common Stock during 1996.

         As of December 31, 1996, the Company had approximately a 36.1% ownership interest in International Wireless Communications Holdings, Inc. ("IWCH"), which interest represents an investment of approximately $13.5 million. IWCH is a development stage company that secures, builds and operates wireless businesses primarily in Latin America and Asia. As of February 3, 1997, the Company entered into an agreement with IWCH whereby the Company agreed to surrender a warrant to purchase 554,750 shares of IWCH common stock at a price of $9.375 per share and IWCH agreed to issue options to purchase an aggregate of 554,750 shares of IWCH common stock at a price of $9.375 per share to certain management employees of the Company, subject to the approval of certain stockholders of IWCH. Haynes G. Griffin, Chairman of the Board and Co-Chief Executive Officer of the Company, serves as Chairman of the Board of IWCH and received options to purchase 400,000 of the 554,750 shares of IWCH common stock. In addition, the other executive officers of the Company received options to purchase an aggregate amount of 67,500 shares of IWCH common stock, and employees of the Company who are not also executive officers received options to purchase an aggregate amount of 87,250 shares. As a condition to the foregoing arrangement, the Company has agreed to assist IWCH in arranging interim financing by guaranteeing up to $3.2 million of indebtedness incurred by IWCH or its subsidiaries until such time as certain conditions are met but not to extend beyond February 3, 1999.

         All of the foregoing transactions were approved by the disinterested nonemployee directors of the Company after a determination that each was in the best interests of the Company.

         Doris R. Bray is a partner of Schell, Bray, Aycock, Abel & Livingston P.L.L.C., a law firm that provided legal services to the Company in 1996, and
F. Cooper Brantley is a member and partner of Adams Kleemeier Hagan Hannah & Fouts P.L.L.C., a law firm that also provided legal services to the Company in 1996.

           PROPOSAL TO APPROVE THE 1997 EMPLOYEE STOCK PURCHASE PLAN

DESCRIPTION OF PLAN

         On February 26, 1997, the Board of Directors adopted, subject to approval by the Company's shareholders, the 1997 Employee Stock Purchase Plan (the "1997 Plan"). The 1997 Plan is intended to encourage a broad base of employees of the Company to remain in the employ of the Company and to contribute to the success of the Company by permitting them to acquire or increase their proprietary interest in the Company through the purchase of shares at a discounted price on an installment basis. The maximum aggregate number of shares that may be issued under the 1997 Plan is 500,000 shares of Common Stock.

         The 1997 Plan provides that as of the first day of every calendar quarter (each an "Offering Date"), each eligible employee is deemed to have been granted an option to purchase (an "Offering") on the last day of the quarter as many full shares of Common Stock as such employee will be able to purchase with the payroll deductions authorized by such employee and credited to such employee's account during such period. The Compensation Committee (as from time to time constituted) of the Board of Directors (the "Committee"), none of whom may participate in the 1997 Plan, is authorized to administer the plan. The Committee will determine the aggregate number of shares that will be offered by the Company to the employees in each Offering, but the aggregate number of shares offered in any Offering, when added to the shares issued in previous Offerings pursuant to the plan, may not exceed the aggregate number of shares available under the 1997 Plan. The first Offering Date under the 1997 Plan is expected to be October 1, 1997.

         All employees of the Company as of an Offering Date who have been employed by the Company for at least six months (except certain part-time employees and any employees who own 5% or more of the outstanding Common Stock of the Company) are eligible to participate in the Offering made on the Offering Date. No later than 15 days before an Offering Date, an eligible employee may become a participant in the 1997 Plan by executing and delivering to the Company a subscription agreement whereby the employee indicates the contribution percentage that he or she wishes to authorize the Company to deduct at regular payroll intervals, in integral amounts, ranging from 1% to 25% of such employee's annual base pay, with a minimum deduction of $10.00 per payday. So long as a participant remains an employee of the Company, payroll deductions will continue at the rate in effect from Offering to Offering, unless at least fifteen (15) days prior to the next succeeding Offering Date the employee elects a different rate by filing a new subscription agreement with the Committee or terminates his participation in the 1997 Plan. The 1997 Plan provides that the option price will be established by the Committee, but may not be lower than the lesser of (i) 85% of the fair market value of the Common Stock on the Offering Date and (ii) 85% of the fair market value of the Common Stock on the last day of the Offering period (the "Exercise Date"). Unless an employee withdraws his subscription before the Exercise Date, each outstanding option will be exercised automatically on the Exercise Date. The exercise of the option is to be effected by applying the amount credited to each employee's account as of the Exercise Date to the purchase on the Exercise Date of whole shares of Common Stock at the purchase price in effect for the Offering. As soon as practicable after each Exercise Date, the Company will issue and deliver to each subscribing employee a certificate or certificates evidencing shares purchased in the Offering.

         A participant in an Offering may withdraw his subscription at any time before the Exercise Date and elect to receive a cash payment equal to the total amount of his payroll deductions, plus interest thereon at the rate of 5% per annum. If a subscribing employee ceases to be employed by the Company or one of its subsidiaries for any reason other than death, he will be entitled only to the prompt refund in cash of all amounts theretofore withheld from and paid by him pursuant to his subscription agreement, plus interest at the rate of 5% per annum. If a subscribing employee dies before the Exercise Date of an Offering while in the employ of the Company, his personal representative will have the right, before the Exercise Date of the current Offering, (i) to receive the prompt payment, in cash, of an amount equal to the total of the payroll deductions pursuant to the deceased employee's subscription agreement, plus interest at the rate of 5% per annum, or (ii) to receive the number of whole shares of Common Stock on the Exercise Date that can be purchased with the total of the payroll deductions pursuant to the deceased employee's subscription agreement at the time of his death. If an employee has any period of authorized disability leave during an Offering, such employee shall be entitled to elect, within 15 days of the commencement of such leave or by the Exercise Date, whichever is earlier, (i) to receive the prompt payment, in cash, of an amount equal to the total of the payroll deductions pursuant to the employee's subscription agreement, plus interest at the rate of 5% per annum, or (ii) to receive the number of whole shares that can be purchased on the Exercise Date with the total of the payroll deductions pursuant to the employee's subscription agreement, or (iii) to make cash payments to the Company on each normal payday equal to the amount of the normal payroll deduction had the disability leave not occurred and to have his option exercised on the Exercise Date.

         No subscribing employee may assign any of his rights under the 1997 Plan during his lifetime, and such rights are exercisable only by him. Any rights an employee may have under the 1997 Plan at his death are transferable by will or by the laws of descent and distribution. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock subject to the options under the 1997 Plan, and the price per share thereof, will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

         The 1997 Plan may be amended by the Board of Directors of the Company in any way that does not adversely affect the rights of employees who have subscribed for shares under the 1997 Plan, but, without shareholder approval, no such amendment may change the number of shares of Common Stock subject to the 1997 Plan or reduce the minimum option price. Furthermore, the 1997 Plan may not be amended in any manner that will cause it to fail to continue to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code.

CERTAIN FEDERAL TAX CONSEQUENCES

         The 1997 Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code. Under the Internal Revenue Code, a subscribing employee generally realizes no taxable income for federal income tax purposes either at the time of subscription or upon receipt of the shares purchased by him under the 1997 Plan. If the subscribing employee (i) holds the shares purchased by him for more than two years after the Offering Date of such shares and for more than one year after the shares are transferred to him or (ii) dies while holding shares purchased pursuant to the exercise of an option under the 1997 Plan, then, upon disposition of the shares, the employee or his estate, as the case may be, will generally recognize ordinary income equal to the excess of (A) the fair market value of the shares on the Offering Date, or on the date of disposition or death, if less, over (B) the option price, and any additional gain will be capital gain (long-term or short-term as the case may be). Neither the Company nor any of its subsidiaries will generally receive any tax deduction by reason of the grant or exercise of the options or upon disposition of the shares purchased pursuant to the option. If the holding period requirements are not satisfied, then, upon disposition of shares purchased pursuant to the 1997 Plan, a participant will realize ordinary income equal to the excess of (X) the fair market value of the shares on the Exercise Date, or on the date of disposition, if less, over (Y) the option price, and any additional gain will be capital gain (long-term or short-term as the case may be). The Company will generally be entitled to a deduction equal to the amount of ordinary income realized by the employee if the holding period requirements are not satisfied.

PLAN PARTICIPATION

         The Company currently has approximately 1990 employees who would be eligible to participate under the 1997 Plan. The Company presently pays approximately $60 million annually in salaries and wages. The Company estimates that approximately $2.5 million of this amount is attributable to persons who have been employed by the Company for less than six months and to certain ineligible employees. Therefore, if the 1997 Plan were currently in effect, a minimum of approximately $575,000 (at 1% contribution) and a maximum of $14,375,000 (at 25% contribution) in salaries and wages would be available for purchase of shares of Common Stock under the plan.

         Until the 1997 Plan is approved by the Company's shareholders, no option may be granted thereunder.

VOTE REQUIRED

         Approval of the 1997 Plan will require the affirmative votes of a majority of the votes cast at a meeting at which a majority of the shares of the Company's Common Stock is present in person or by proxy. Abstentions and broker nonvotes will have no effect.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE 1997 EMPLOYEE STOCK PURCHASE PLAN.

                  PROPOSAL TO APPROVE THE AMENDED AND RESTATED
                         1994 LONG-TERM INCENTIVE PLAN

         On March 25, 1994, the Board of Directors adopted the Company's 1994 Long-Term Incentive Plan (the "Existing Plan"). The shareholders of the Company approved the Existing Plan on May 4, 1994. The Existing Plan is intended to induce those persons who are in a position to contribute materially to the success of the Company to remain with the Company, to offer them rewards in recognition of their contributions to the Company's progress and to offer them incentives to continue to promote its best interests. Under the Existing Plan, the Company may grant stock options, stock appreciation rights, unrestricted stock, restricted stock and performance shares ("Awards") to officers, other executive and supervisory employees of the Company, consultants and directors.

         On February 26, 1997, the Board of Directors approved the Amended and Restated 1994 Long-Term Incentive Plan (the "Amended Plan"), subject to shareholder approval. The changes made in the Amended Plan are intended to assure that Awards granted under the Amended Plan are eligible to be treated as "performance-based compensation" as provided in Section 162(m) of the Internal Revenue Code, so that the Company will receive the full benefit of any deductions resulting from the grant or exercise of Awards. Such changes include (i) the number of shares eligible for Awards has been increased from 3,000,000 to 6,000,000 shares of the Company's Common Stock, (ii) the number of shares of Common Stock eligible for Awards to any one individual (including Awards already granted under the Existing Plan as well as Awards subsequently canceled) has been increased from 350,000 to 2,000,000 and (iii) a reload option feature has been added whereby a particular option agreement may provide that an option recipient who elects to pay the exercise price of an option by surrendering shares of Common Stock will receive a new option to purchase the number of shares of Common Stock surrendered at the then fair market value. Currently, 11,575 shares remain eligible for Awards under the Existing Plan.

         The following summary of the Amended Plan is qualified in its entirety by express reference to the text of the Amended Plan as filed with the Securities and Exchange Commission.

DESCRIPTION OF AMENDED PLAN

         The Amended Plan provides for the grant of options and awards of up to 6,000,000 shares of Common Stock. No single person may receive Awards under the Amended Plan aggregating more than 2,000,000 shares of Common Stock over the life of the Amended Plan, which amount includes Awards already granted under the Existing Plan as well as Awards that are subsequently canceled. The number and class of shares available under the Amended Plan may be adjusted in the event of stock splits and combinations, stock dividends and similar changes in the capitalization of the Company. No grants or awards may be made under the Amended Plan after March 24, 2004.

         Awards may be granted under the Amended Plan to officers, other executive and supervisory employees of the Company, consultants and directors, except that only employees (including those who are also officers and directors) will be eligible to receive incentive stock options. The Company has 24 officers and directors, who are eligible under the Amended Plan. The Company estimates that approximately 90 additional employees will also be eligible to participate in the Amended Plan.

         The Amended Plan provides that the Board of Directors may terminate, amend or revise the terms of the Amended Plan except that shareholder approval is required to (i) increase the aggregate number of shares of Common Stock issuable under the Amended Plan, (ii) change the minimum purchase price for shares that may be received by exercise of stock options or stock appreciation rights under the Amended Plan, (iii) increase the maximum duration established under the Amended Plan for any award, or (iv) permit the granting of an award to any person other than as specified under the Amended Plan.

         Stock options and stock appreciation rights that have not been exercised and restricted stock and performance shares that are subject to restrictions under the Amended Plan may not be transferred by a participant except by will or applicable laws of descent and distribution, except that the Committee may grant nonqualified stock options that are transferable to immediate family members (as defined in the Amended Plan). The Company may require payment, or withhold payments made under the Amended Plan, in order to satisfy applicable tax withholding requirements.

         The Amended Plan is administered by a Committee appointed by the Board of Directors (the "Committee"). The Committee must consist of no fewer than two members, each of whom is an "outside director" of the Company, as defined in Section 162(m) of the Internal Revenue Code, and a "non-employee director" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. The Committee has sole authority over the grant of options and other awards under the Amended Plan and for the administration of the Amended Plan, except that the Board of Directors may grant Awards from time to time to nonemployee directors and consultants of the Company. Present members of the Committee are Robert M. DeMichele, Chairman, and Robert A. Silverberg.

         Any shares of Common Stock that are subject to Awards under the Amended Plan and are not issued, or are issued but have not vested, prior to termination of the Award may again be made the subject of grants and awards under the Amended Plan.

         The closing market price of the Common Stock as reported on NASDAQ on April 11, 1997, was $10.875 per share.

         Stock Options and Stock Appreciation Rights. The Amended Plan permits the granting of incentive stock options ("ISOs") and nonqualified stock options. Stock appreciation rights may be awarded either in tandem with stock options ("Tandem SARs") or on a stand-alone basis ("Nontandem SARs").

         The price of shares subject to options granted under the Amended Plan will be determined by the Committee at the time of grant, but may not be less than 100% of the fair market value of the Common Stock at the time of the grant. The recipient of an option may pay its exercise price by cash, check or, under certain conditions, the surrender of shares of Common Stock of the
Company.   The Committee may agree that, if an option recipient elects to pay by
the surrender of stock, he shall automatically receive a new option to purchase the number of shares surrendered at the then fair market value.

         The option price determined with respect to an option will also be applicable in connection with the exercise of any Tandem SAR granted with respect to such option. The exercise or base price of a Nontandem SAR will be determined by the Committee, but may not be less than 100% of the fair market value of the Common Stock at the time of grant. The appreciation in the Common Stock that determines the number of shares to be issued to a Nontandem SAR recipient will be the excess of the fair market value of the shares subject to the SAR at the time of exercise over the base price of the shares.

         The Committee will determine at the time of grant the terms under which stock options and stock appreciation rights will vest and become exercisable. No stock option may expire later than 15 years from the date of grant, except that no ISO may be exercisable more than 10 years from the date of grant. No ISO may be granted to a participant who, at the time of the grant, owns stock representing more than 10% of the total voting power of all classes of stock of the Company (a "10% Shareholder") unless the option price for the shares subject to such ISO is at least 110% of the fair market value on the date of grant and such ISO award is exercisable only within five years after its date of grant. In addition, the total fair market value of a share subject to ISOs which are exercisable for the first time by an eligible participant in a given calendar year may not exceed $100,000, valued as of the date of the ISO's grant.

         Upon surrender of a Tandem SAR and the related unexercised option, the participant will be entitled to receive shares of Common Stock having an aggregate fair market value equal to (i) the then fair market value of the shares subject to the unexercised option, less (ii) the aggregate option price specified in the option. Upon exercise of all or a portion of a Tandem SAR, the related option will be canceled with respect to a proportionate number of shares of Common Stock. Upon surrender of a Nontandem SAR, the participant will be entitled to receive shares of Common Stock having an aggregate fair market value equal to (i) the then fair market value of the shares covered by the Nontandem SAR, less (ii) the aggregate base price of such shares specified by the Committee. The Committee, in its discretion, may cause all or any portion of the payment to be made in cash in lieu of Common Stock. In that event, the number of shares of Common Stock issuable under this Amended Plan will be reduced by the number of shares to which the cash payment relates. The maximum number of shares that may be awarded under the Amended Plan to the person receiving such cash payment will also be reduced in the same manner.
Any fractional shares resulting from the exercise of an SAR will be paid in cash.

         Unexercised options and stock appreciation rights will terminate if a participant ceases to be employed by or otherwise terminates his relationship with the Company for any reason other than death or disability, unless otherwise provided in the applicable grant. In the event of death or disability, options and stock appreciation rights shall expire within one year, unless the grant provides otherwise.

         Unrestricted Stock. Unrestricted stock may be granted to persons eligible under the Amended Plan at the discretion of the Committee. No payment is required upon receipt of unrestricted stock.

         Restricted Stock. Restricted stock may be issued under the Amended Plan, subject to restrictions and conditions as determined by the Committee. Restricted stock will be held in escrow and may not be sold or otherwise transferred until the restrictions imposed on the stock have lapsed. However, the participant will have other rights associated with ownership of such restricted stock, including the right to vote and to receive dividends. Restricted stock will be forfeited if the participant dies or terminates employment or association with the Company prior to lapse of the restrictions on the shares, unless otherwise provided in the grant.

         Performance Shares. Performance shares confer upon the participant the right to receive a specified number of shares of Common Stock contingent upon the achievement of performance objectives within a specified period (not to exceed fifteen years) as determined by the Committee. If performance objectives are achieved, the Committee may distribute cash equal to the fair market value of the Common Stock in lieu of Common Stock. In that event, the number of shares of Common Stock issuable under the Amended Plan will be reduced by the number of shares to which the cash payment relates. The maximum number of shares that may be awarded under the Amended Plan to the person receiving such cash payment will also be reduced in the same manner. A grant of performance shares will terminate if the participant dies or terminates employment or association with the Company prior to achieving the applicable performance objectives, unless otherwise provided in the grant.

         Performance-based Compensation Grants. Stock options and stock appreciation rights granted under the Amended Plan are exercisable at not less than 100% of fair market value of the underlying shares at the time of grant, which should preserve any federal income tax deduction available to the Company at the time of exercise. The Amended Plan provides that the Committee may also designate restricted stock awards and performance share awards performance-based compensation grants within the meaning of Section 162(m) of the Internal Revenue Code in order to preserve such deductions. Performance-based compensation grants will be subject to the achievement of an objective performance goal or goals established in writing by the Committee prior to the employee's performance of the relevant services and while the outcome under the goal or goals is substantially uncertain. The performance goals established by the \Committee with respect to a specific grant must be based on one or more of the following criteria: net gains in the number of subscribers; achieving targeted revenues or revenues per subscribers; achieving targeted marketing costs; increases in service revenue; control of operating expenses; increases in operating cash flow; increases in operating income; and increasing net income.

FEDERAL INCOME TAX CONSEQUENCES

         ISOs granted under the Amended Plan are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code. The grant of an ISO generally does not result in taxable income to the participant at the time of grant or at the time of exercise. However, for any year in which Common Stock is purchased upon exercise of an ISO, the difference between the fair market value of the Common Stock at the time of exercise and its adjusted basis to the participant will be treated as an item of adjustment for purposes of computation of the employee's alternative minimum taxable income under Section 55 of the Internal Revenue Code. If the participant exercises an ISO and sells the Common Stock purchased thereunder at a gain, the excess of the sales price of the Common Stock over its adjusted basis to the participant will be taxable as a long-term capital gain if the sale is made more than two years from the granting of the ISO and more than one year from the transfer of the stock to the participant. If the sale is made within two years after the granting of the option or within one year after the Common Stock is transferred to the participant and if sales proceeds exceed the fair market value of the Common Stock on the date of exercise, the participant generally will recognize ordinary income, equal to the fair market value of the Common Stock on the date of exercise less the option price, and capital gain (long-term or short-term as the case may be), equal to the amount realized in excess of the fair market value of the Common Stock on the date of exercise. No tax deduction generally will be available to the Company as a result of the granting of ISOs, the exercise of such options, or the sale by participants of the Common Stock purchased. However, the Company will be entitled to a deduction in an amount equal to the ordinary income, if any, realized by a participant on the sale of Common Stock purchased pursuant to the exercise of an ISO.

         Nonqualified stock options granted under the Amended Plan are not intended to qualify as ISOs under the Internal Revenue Code. The grant of a nonqualified stock option will not result in taxable income to the participant or a deduction to the Company. On the date any such option is exercised, a participant generally will be deemed to receive ordinary income equal to the amount by which the fair market value of the Common Stock on the exercise date exceeds the option price, and the Company will generally receive a deduction in the same amount.

         There will be no federal income tax consequences to either the participant or the Company upon the grant of a stock appreciation right. However, the participant generally will recognize ordinary income upon the exercise of a stock appreciation right in an amount equal to the aggregate amount of cash and the fair market value of the shares of Common Stock received upon exercise, and the Company will generally receive a deduction in the same amount.

         Participants will recognize taxable income at the time unrestricted stock is received under the Amended Plan equal to the fair market value of the shares received. The Company will be entitled to a deduction equal to the amount includable in the participant's income.

         In general, there will be no federal income tax consequences to either the Company or the participant upon the grant of restricted stock or the right to receive performance shares until the restrictions lapse or the performance goals achieved, as the case may be. At that time, the participant will recognize taxable income equal to the then fair market value of the Common Stock and the Company will generally receive a corresponding deduction. However, with respect to restricted stock grants, participants may elect, within 30 days after the date of grant, to recognize ordinary income equal to the fair market value of the restricted stock on the date of grant and the Company will be entitled to a corresponding deduction at that time.

         Any discussion herein pertaining to a deduction for the Company is qualified by application of Section 162(m) of the Internal Revenue Code and the regulations thereunder. Section 162(m) limits to $1,000,000 per year the allowable deduction for compensation paid to or accrued by the chief executive officer and the four most highly compensated officers (other than the chief executive officer), except that such limit does not include "performance-based compensation," as that term is defined therein. If the Amended Plan is approved by shareholders in the manner prescribed by applicable regulations, compensation realized upon the exercise of options and stock appreciation rights will be "performance-based" if the exercise price (in the case of options) or the base price (in the case of stock appreciation rights) is at least equal to the fair market value of the underlying stock on the date of grant. The Amended Plan is intended to meet the provisions of Section 162(m) such that any deductions realized from stock option or stock appreciation rights transactions thereunder will not be limited. Compensation derived from all other Awards that may be granted under the Plan may be deemed "performance-based" if they are designated as such by the Committee and if the grant thereof is subject to the attainment of certain performance goals as described in the section titled "Description of Amended Plan - Performance-Based Compensation Grants" hereof. Compensation derived from Awards that are not "performance-based" will not be deductible by the Company beyond the prescribed $1,000,000 limit.

PURPOSE OF AMENDMENTS

         The Amended Plan, approved by the Board of Directors on February 26, 1997, materially amends the Existing Plan in the following ways. First, to increase the number of shares that may be awarded in furtherance of its above-referenced objectives, the Amended Plan increases to 6,000,000 the maximum number of shares that may be awarded thereunder. Second, the Amended Plan increases to 2,000,000 (including Awards already granted under the Existing Plan as well as Awards subsequently canceled) the number of shares that may be awarded to any one individual thereunder. Although the Committee has generally disfavored the repricing or the cancellation and regranting of previously granted Awards, it may from time to time reprice or cancel and regrant certain stock options or other Awards that are exercisable at substantially higher prices than the current market value of the Common Stock when in its discretion it determines that such market price is artificially low for reasons unrelated to the performance of the Company, such as conditions affecting the industry as a whole. For purposes of Section 162(m) of the Internal Revenue Code, options originally granted to a particular individual, whether canceled or not, are added to any options subsequently granted or repriced when calculating the number of options that may be granted to that individual. Accordingly, the Company has established a relatively high number of shares as the maximum number of shares that may be granted to any one individual under the Amended Plan to accommodate any repricing or cancellation and regranting of Awards. Third, to maintain current incentives for option recipients who have elected to exercise their options, the Amended Plan allows the Committee to agree to provide reload options at the then fair market value to an option recipient who elects to pay the exercise price of his options by surrendering Common Stock.

VOTE REQUIRED; EFFECT OF NONAPPROVAL

         Approval of the Amended Plan will require the affirmative votes of a majority of the votes cast at a meeting at which a majority of the Company's Common Stock is present either in person or by proxy. Abstentions and broker nonvotes will have no effect. If such approval is not obtained, the Existing Plan as currently in effect will remain effective until it expires on March 24, 2004.

AMENDED PLAN BENEFITS

         Because the Amended Plan is a discretionary plan, it is not possible to determine what Awards the Committee will grant or award thereunder. See the Section above entitled "Executive Compensation - Option Exercises and Holdings" for a listing of the outstanding options held by the Named Executive Officers, and see the Section above entitled "Executive Compensation - Stock Options" for a listing of the awards made to the Named Executive Officers.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED 1994 LONG-TERM INCENTIVE PLAN.

                              INDEPENDENT AUDITORS

         The accounting firm of Arthur Andersen LLP has been selected by the Board of Directors as independent auditors of the Company for the fiscal year ending December 31, 1997. Arthur Andersen LLP has conducted the audit of the Company's year-end financial statements since its inception.

         A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he desires to do so. Such representative will be available to respond to questions relating to the audit of the Company's 1996 financial statements.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS.

                         PROPOSAL OF SECURITIES HOLDERS

         A proposal of a security holder of the Company intended to be presented at the next Annual Meeting of Shareholders must be received at the Company's principal executive offices on or before December 21, 1997 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

         Management is not aware of any matter to be brought before the Annual Meeting other than the matters described herein. However, if other matters do come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

                                        By Order of the Board of Directors

April 21, 1997

                                                                     APPENDIX A

                        VANGUARD CELLULAR SYSTEMS, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1997

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Stuart S. Richardson, Haynes G. Griffin and Stephen R. Leeolou, or any of them, proxies with full power of substitution to vote all shares of Class A Common Stock of Vanguard Cellular Systems, Inc. standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held May 20, 1997, and any adjournment thereof.

1. ELECTION OF DIRECTORS (CLASS I):

   [ ] FOR all nominees listed below (except as          [ ] WITHHOLD AUTHORITY to vote for all nominees
       indicated to the contrary below)                      listed below

           Doris R. Bray, Stuart S. Richardson, Robert A. Silverberg

  To withhold authority to vote for any nominee or nominees, write the nominee's name in the space provided below.

--------------------------------------------------------------------------------

2. TO APPROVE THE 1997 EMPLOYEE STOCK PURCHASE PLAN.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

3. TO APPROVE THE AMENDED AND RESTATED 1994 LONG-TERM INCENTIVE PLAN.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

4. TO RATIFY APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS FOR 1997.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN THE PROXY STATEMENT AND FOR PROPOSALS 2, 3 AND 4.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                              Dated                       , 1997
                                                    ----------------------


                                              ----------------------------------
                                                          Signature


                                              ----------------------------------
                                                          Signature